E-314

SECURITY AGREEMENT

THIS SECURITY AGREEMENT is made as of April 17, 2002 by and between ALTAREX CORP., an Alberta corporation (“Debtor”), and UNITED THERAPEUTICS CORPORATION, a Delaware corporation (“Secured Party”).

RECITALS

A. Secured Party and Debtor have entered into (i) a convertible debenture of even date herewith (the “First Convertible Debenture”), pursuant to, and subject to the terms and conditions of which, Secured Party will make a loan to Debtor in an amount equal to US$50,000, and (ii) a subscription and debenture purchase agreement of even date herewith pursuant to which the Debtor has granted to the Secured Party the right to subscribe for a convertible debenture (the “Second Convertible Debenture” and together with the First Convertible Debenture, the “Convertible Debenture”) pursuant to, and subject to the terms and conditions of which, Secured Party will make a loan to Debtor in an amount equal to US$875,000.

B. Debtor has executed this Agreement to induce Secured Party to enter into the Convertible Debenture.

NOW, THEREFORE, for valuable consideration received, the receipt and sufficiency of which are hereby acknowledged, Debtor and Secured Party hereby agree as follows:

1. DEFINITIONS

1.1 Definitions.

“Collateral” means all of Debtor’s right, title and interest in, to and under any and all of its intellectual property, including but not limited to, all worldwide patents, patent rights, patent applications, trademarks, trademark rights, trademark applications, service marks, service mark rights, service mark applications, trade names, domain names, copyrights, copyright applications, software rights, database rights, moral rights, inventions, know-how, trade secrets, procedures, techniques, test results, documentation and other similar intangible personal property whether presently existing or hereafter acquired, including without limitation the intellectual property listed on the attached Schedule 1, and all proceeds of the foregoing.

“Secured Obligations” means all of the indebtedness and obligations of Debtor to the Secured Party under the First Convertible Debenture and the Second Convertible Debenture, including without limitation the obligation of Debtor to pay principal and interest under the Convertible Debenture.

“PPSA” means the Personal Property Security Act (Alberta), as amended from time to time and any Act substituted therefore and all amendments thereto;

1.2 PPSA Terms. Unless otherwise defined herein, or unless the context otherwise requires, all terms used herein which are defined in the PPSA shall have the meanings given in the PPSA.

1.3 Attachment. The Secured Party and the Debtor have not agreed to postpone the time for attachment of the security interest granted hereby.

2. SECURITY INTEREST

2.1 Grant of Security Interest. In order to secure the full and punctual payment and performance of the Secured Obligations, Debtor hereby grants to Secured Party a security interest in the Collateral.

2.2 No Obligations Undertaken. Nothing contained in this Agreement shall relieve Debtor of, or impose on Secured Party, any obligation or liability for, under or in respect of the Collateral.

3. REPRESENTATIONS AND WARRANTIES OF DEBTOR

Debtor hereby represents and warrants to Secured Party as follows:

3.1 Organization and Powers of Debtor. Debtor is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta, and has all requisite power and authority to conduct its business and own and operate its properties, and to enter into and execute the Convertible Debenture and this Agreement and to grant the security interests provided for herein.

3.2 Corporate Action of Debtor. Debtor has taken all appropriate and necessary corporate action to authorize the execution, delivery and performance of the Convertible Debenture and this Agreement, the representatives of Debtor executing the Convertible Debenture and this Agreement are fully authorized to do so, and the Convertible Debenture and this Agreement have been duly executed and delivered by the Debtor to the Secured Party.

3.3 Enforceability. The Convertible Debenture and this Agreement are the legal, valid and binding obligations of Debtor, enforceable in accordance with their respective terms.

3.4 No Conflict. The execution, delivery and performance of the Convertible Debenture and this Agreement are not in contravention of or in conflict with the Certificate of Incorporation or Bylaws of Debtor, or any agreement, indenture or undertaking to which Debtor is a party or by which Debtor or any of its property may be bound or affected, and will not cause any security interest, lien or other encumbrance to be created or imposed upon any such property by reason thereof, except for the security interest created in favor of Secured Party pursuant to this Agreement.

3.5 Consents and Approvals. No consent, approval, permit, license, authorization, filing, registration or other action of with, or by any governmental authority or other person or entity is required in connection with the execution, delivery and performance of the Convertible Debenture and this Agreement, except for the filing of a financing statement and the recording of appropriate documents in the United States Patent and Trademark Office and the Canadian Intellectual Property Office as applicable relating to the grant of the security interest.

3.6 Perfection. Upon the filing of a financing statement at the Alberta Personal Property Registry and the recording of appropriate security documents in the United States Patent and Trademark Office and the Canadian Intellectual Property Office the Secured Party will have a valid and perfected security interest in all of the Collateral.

3.7 No Other Liens. The Collateral is owned by or licensed to the Debtor free of all security interests, mortgages, liens, claims, charges and other encumbrances.

4. COVENANTS OF DEBTOR

Debtor hereby covenants and agrees to and with Secured Party as follows:

4.1 Existence. Debtor shall do or cause to be done all things necessary to preserve and maintain its existence as a corporation under the laws of the Province of Alberta and all rights and franchises material to its business and operations.

4.2 Notice of Litigation. Debtor shall give or cause to be given prompt written notice to the Secured Party of any action, suit or proceeding instituted against Debtor or claim asserted relating to any of the Collateral which could have a material adverse effect upon the business, assets, value or condition (financial or otherwise) of Debtor,

4.3 Disposition of Collateral. Except as contemplated in the license agreement to be entered into between the parties, the Debtor shall not dispose of any Collateral without the prior written consent of Secured Party and shall not, without the prior written consent of the Secured Party, create or permit to exist any security interest, mortgage, lien, claim, charge and other encumbrance against any of the Collateral.

4.4 Maintenance of Security Interests. Debtor hereby authorizes Secured Party to file financing statements and continuation statements with respect to the Collateral to the fullest extent permitted by law. In addition, Debtor shall from time to time execute and deliver to Secured Party such financing statements, continuation statements or other filings or documents as Secured Party may reasonably require to further assure to Secured Party its rights under this Agreement.

4.5 Defend Collateral. Debtor shall use commercially reasonable efforts to protect and preserve the Collateral, and shall defend the Collateral for the benefit of the Secured Party against the claims and demands of all other persons.

4.6 Expenses. Debtor shall forthwith pay all costs, charges, expenses and legal fees and disbursements (on a solicitor and his own client basis) which may be incurred by the Secured Party in:

(a)	taking, recovering, keeping possession of and insuring the Collateral;

(b)	connection with any disclosure requirements under the PPSA; and

(c)
all other actions and proceedings taken in connection with the preservation of the Collateral and the confirmation, perfection and enforcement of this Security Agreement and of any other security held by the Secured Party as security for the Obligations.

5. REMEDIES

5.1 Remedies. Upon the occurrence of an Event of Default (as defined in the Convertible Debenture):

(a)
Secured Party shall have, in addition to any other rights or remedies Secured Party may have at law or in equity or otherwise, the right to accelerate all indebtedness outstanding under the Convertible Debenture and to declare such indebtedness to be immediately due and payable, with or without notice to Debtor; and

(b)	the security hereby constituted will immediately become enforceable.

5.2 Enforcement. To enforce and realize on the security constituted by this Security Agreement, the Secured Party may take any action permitted by law or in equity, as it may deem expedient, and in particular, without limiting the generality of the foregoing, the Secured Party may do any one or more of the following:

(a)
appoint by instrument a receiver, receiver and manager or receiver-manager (the person so appointed is herein called the “Receiver”) of the Collateral, with or without bond as the Secured Party may determine, and from time to time in its sole discretion remove such Receiver and appoint another in its stead;

(b)	preserve, protect and maintain the Collateral as the Secured Party may deem advisable;

(c)
sell, lease or otherwise dispose of or concur in selling, leasing or otherwise disposing of all or any part of the Collateral, whether by public or private sale or lease or otherwise, in such manner, at such price as can be reasonably obtained therefor and on such terms as to credit and with such conditions of sale and stipulations as to title or conveyance or evidence of title or otherwise as to the Secured Party may seem reasonable, provided that the Debtor will not be entitled to be credited with the proceeds of any such sale, lease or other disposition until the monies therefor are actually received; and

(d)	exercise all of the rights and remedies of a secured party under the PPSA.

5.3 Proceeds. Subject to applicable law, all amounts realized from the disposition of the Collateral pursuant to this Security Agreement will be applied as the Secured Party, in its sole discretion, may direct as follows:

Firstly:
in or toward payment of all costs, charges and expenses (including legal fees and disbursements on a solicitor and his own client basis) incurred by the Secured Party in connection with or incidental to:

(1)	the exercise by the Secured Party of all or any of the powers granted to it pursuant to this Security Agreement; and

(2)
the appointment of the Receiver and the exercise by the Receiver of all or any of the powers granted to the Receiver pursuant to this Security Agreement, including the Receiver’s reasonable remuneration and all outgoings properly payable by the Receiver;

Secondly:	in or toward payment to the Secured Party of all principal and other monies (except interest) due in respect of the Secured Obligations;

Thirdly:	in or toward payment to the Secured Party of all interest remaining unpaid in respect of the Secured Obligations;

Fourthly:	any surplus will be paid to the Debtor.

5.4 Waivers. Secured Party may exercise any of its rights and remedies without demand, advertisement or notice other than as may be required by law. To the fullest extent permitted by law, Debtor waives demand, notice, protest, notice of acceptance of this Agreement or other action taken in reliance hereon and all other demands and notices of any description.

5.5 Deficiency. If the amounts realized from the disposition of the Collateral are not sufficient to pay the Secured Obligations in full to the Secured Party, the Debtor will immediately pay to the Secured Party the amount of such deficiency.

5.6 Rights Cumulative. All rights and remedies of the Secured Party set out in this Security Agreement are cumulative and no right or remedy contained herein is intended to be exclusive but each will be in addition to every other right or remedy contained herein or in any existing or future security agreement or now or hereafter existing at law or in equity or pursuant to any other agreement between the Debtor and the Secured Party that may be in effect from time to time.

6. LIABILITY OF SECURED PARTY

6.1 Obligations and Covenants of Debtor. The Secured Party shall not be bound to do, observe or perform or to see to the observance or performance by the Debtor of any obligations or covenants imposed upon the Debtor nor shall the Secured Party be obliged to keep any of the Collateral identifiable.

6.2 Duty to Inquire. The Secured Party shall not be obliged to inquire into the right of any person purporting to be entitled under the PPSA to information and materials from the Secured Party by making a demand upon the Secured Party for such information and materials and the Secured Party shall be entitled to comply with such demand and shall not be liable for having complied with such demand notwithstanding that such person may in fact not be entitled to make such demand.

6.3 Waiver. The Debtor hereby waives any applicable provision of law permitted to be waived by it which imposes higher or greater obligations upon the Secured Party than provided in this Security Agreement.

7. MISCELLANEOUS

7.1 Performance of Obligations. If the Debtor fails to perform any of its Obligations hereunder, the Secured Party may, but shall not be obliged to, perform any or all of such Obligations without prejudice to any other rights and remedies of the Secured Party hereunder, and any payments made and any costs, charges, expenses and legal fees and disbursements (on a solicitor and his own client basis) incurred in connection therewith shall be payable by the Debtor to the Secured Party forthwith with interest until paid at the highest rate borne by any of the Secured Obligations and such amounts shall form part of the Secured Obligations and constitute a charge upon the Collateral in favour of the Secured Party prior to all claims subsequent to this Security Agreement.

7.2 Notices. Any notice, request, demand, statement, authorization, approval or consent required or permitted under this Agreement shall be in writing and shall be made by, and deemed duly given upon, (a) deposit in the United States mail, postage prepaid, registered or certified, return receipt requested, such mailing to be effective upon receipt, (b) personal delivery, (c) 24 hours after delivery to a courier of recognized reputation (such as FedEx) or (d) transmission by facsimile with a copy sent separately by mail, as follows or to such other address and/or such additional parties as either party may specify by notice given in accordance with this Section 7.2:

Debtor:                   AltaRex Corp.
610 Lincoln Street
Waltham, Massachusetts 02451
USA

Attention: Edward Fitzgerald
Telephone: (781) 693-1504
Telecopier: (781) 466-8740

Secured Party:      United Therapeutics Corporation
1 735 Connecticut Avenue, N.W.
Washington, D.C. 20009

Attention: Paul A. Mahon, General Counsel
Telephone:(202) 483-7000
Telecopier:(202) 483-4006

7.3 Waiver, Amendment or Modification. No waiver, amendment or modification of any provision hereof or of any right or remedy hereunder shall be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No failure by Secured Party to exercise, and no delay by Secured Party in exercising, any right, power or remedy granted hereunder shall operate as a waiver of any such right, power or remedy. A waiver of any right or remedy by Secured Party on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

7.4 Assignment. Secured Party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of Debtor. Debtor may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of Secured Party.

7.5 Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the Province of Alberta.

7.6 Severability. If any term, covenant or provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such term, covenant or provision.

7.7 Construction of Agreement. The titles and headings of the sections of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of such paragraphs and shall not be given any consideration in the construction of this Agreement.

7.8 No Merger. This Security Agreement shall not operate so as to create any merger or discharge of any Secured Obligations, or any assignment, transfer, guarantee, lien, contract, promissory note, bill of exchange or security in any form held or which may hereafter be held by the Secured Party from the Debtor or from any other person whomsoever. The taking of a judgment with respect to any of the Secured Obligations will not operate as a merger of any of the terms, conditions, covenants, agreements or provisos contained in this Security Agreement.

7.9 Further Assurances. At the Secured Party's request at any time and from time to time, the Debtor shall execute and deliver such further and other security, documents and instruments to further mortgage, charge and grant an assignment to the Secured Party in and to the Collateral, whether in any other jurisdiction or otherwise, and do all other acts and things as the Secured Party reasonably requires in order to give effect to this Security Agreement or such other mortgage, charge or assignment against the Collateral or to confirm and perfect, and maintain perfection of, the security constituted by this Security Agreement or such other mortgage, charge or assignment in favour of the Secured Party.

7.10 Financing Statement. The Debtor hereby:

(a)	acknowledges receiving a copy of this Security Agreement; and

(b)
waives all rights to receive from the Secured Party a copy of any financing statement, financing change statement or verification statement filed at any time or from time to time respect of this Security Agreement.

7.11 Additional Security. This Security Agreement and the security constituted hereby are in addition to and not in substitution for any other security which the Secured Party may now or from time to time hold or take from the Debtor or from any other person whomsoever.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ALTAREX CORP. (“Debtor”)

By:

Its:

UNITED THERAPEUTICS CORPORATION (“Secured Party”)

By:

Its:

SCHEDULE 1 PATENTS AND PATENT APPLICATIONS
Country	File Date	Serial Number	Patent Number	Issue Date:
Therapeutic compositions that produce an immune response Altered Immunogenicity
South Africa	11/10/98	9810275	98/10275	8/30/00
USA	9/2/98	98/152,698
Australia	6/15/99	41593/99
Canada	11/4/98	2,253,058
Canada	6/15/99	2,333,221
Europe	6/15/99	99925215.8
Israel	6/15/99	139832
Japan	6/15/99	2000-554395
PCT	6/15/99	PCT/IB99/01114
USA	8/18/99	09/376,604
PCT	3/21/01	Pending 5
Therapeutic Binding Agents against MUC-1 antigen and methods of their use BrevaRex
Israel	8/18/99	148165
Australia	8/18/99	Pending
Canada	8/18/99	Pending Serial N. Designation of PCT Application PCT/US00/22890
Japan	8/18/99	Pending
Europe	8/18/99	Pending
PCT	8/18/00	PCT/US00/22890
USA	8/18/00	09/641,833
USA	11/26/01	09/994,466
Cancer Therapeutics Cancer Therapeutics
USA	1/17/02	Pending 3

SCHEDULE 1 PATENTS AND PATENT APPLICATIONS
Country	File Date	Serial Number	Patent Number	Issue Date:
Combination Therapy for Treating Disease Combination Therapy
USA	10/26/01	Pending
Therapeutic method utilizing antigen-antibody complexation and presentation by dendritic cells Dendritic Cells
PCT (in vivo)	5/11/01	PCT/IB01/01331
USA (in vivo)	5/11/01	09/853,300
PCT (ex vivo)	5/11/01	PCT/IB01/01238
USA (ex vivo)	5/11/01	09/853,268
Method for diagnosing efficacy of xenotypic antibody therapy HAMA
PCT	2/8/01	PCT/IB01/00423
USA	2/8/01	09/779,439
Method and Composition for Reconforming Multi-epitopic antigens to initiate an immune response Multi-epitopic
Australia	5/15/96	56,580/96	711,270	1/20/00
Brazil	5/15/96	PI 9612619-1
Canada	5/15/96	2,253,602
China	5/15/96	96180297.9
Europe	5/15/96	96913660.5
Hong Kong	5/15/96	99104783.5
Hungary	5/15/96	41,408/98
Israel	5/15/96	126803

{E5064844.DOC;1}

SCHEDULE 1 PATENTS AND PATENT APPLICATIONS
Country	File Date	Serial Number	Patent Number	Issue Date:
Method and Composition for Reconforming Multi-epitopic antigens to initiate an immune response Multi-epitopic
Japan	5/15/96	540,681/1997
Japan	7/3/00	200,702/2000
South Korea	5/15/96	709153/98
South Korea	5/15/96	10-2001-7015189
Mexico	5/15/96	98 9586
Norway	5/15/96	985,304
New Zealand	5/15/96	332588	332588	3/8/01
New Zealand	6/15/00	505174
New Zealand	5/15/96	503032
New Zealand	5/15/96	516264
PCT	5/15/96	PCT/IB96/00461
USA	5/15/96	08/913,290	6,241,985	6/5/01
USA	5/31/01	09/871,339
Therapeutic composition and method of treatment Photoactivation
Australia	6/16/98	81439/98	732,505	8/9/01
Canada	6/16/98	2292912
Europe	6/16/98	98931277.2
Japan	6/16/98	504632/1999
PCT	6/16/98	PCT/US98/12401
USA	6/17/97	08/877,511	6,086,873	7/11/00
USA	7/10/00	09/613163

SCHEDULE 1 PATENTS AND PATENT APPLICATIONS
Country	File Date	Serial Number	Patent Number	Issue Date:
Immunotherapeutic Composition and Method for the treatment of Prostate ProstaRex
Australia	6/15/99	41594/99
Canada	6/15/99	2,328,504
Europe	6/15/99	99925216.6
Israel	6/15/99	139700
Japan	6/15/99	2000-554401
PCT	6/15/99	PCT/IB99/01115
USA	6/15/99	09/332,866
Therapeutic Adjuvant Therapeutic Adjuvant
USA	8/16/01	60/312,887
Therapeutic Immune Condition Compositions and Methods Anti-Inflammation and Metastasis
Australia	8/25/00	Pending
Israel	8/25/00	Pending
Europe	8/25/00	Pending
Japan	8/25/00	Pending
Canada	8/25/00	Pending
PCT	8/25/00	PCT/IB00/02077
USA	8/25/00	09/648,663
Binding Agents And their Use In Targeting Tumor Cells Tumor Cell Targeting
USA (Provisional)	4/11/02	Pending

EXHIBIT D

Form of Registration Rights Agreement